Exhibit 99.1

DOLLAR TREE & FAMILY DOLLAR TO HIRE 25,000 ASSOCIATES
IN NATIONWIDE HIRING EVENT ON OCTOBER 17

CHESAPEAKE, Va. - October 11, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, plans to hire 25,000 associates in its third annual Nationwide Hiring Event hosted at Dollar Tree and Family Dollar stores across the country on Wednesday, October 17.

“We are excited to grow our team to better serve our customers with greater values and friendly shopping experiences throughout the holiday season,” stated Betty Click, Chief Human Resources Officer. “I am so proud of the progress we are making within our Dollar Tree and Family Dollar brands on developing and retaining engaged associates as we continue to invest in our talent.”

As a growth company with more than 15,000 stores across North America, and plans to open hundreds of stores annually, now is an exciting time to join the Dollar Tree and Family Dollar team. Along with competitive compensation and benefits, the Company continues its commitment to ongoing training and talent development. There are numerous opportunities for career growth that contribute to the Company’s success. Last year nearly 40,000 associates were promoted into new positions within the organization.

Interviews will be conducted at every U.S. store location from 10:00 AM to 6:00 PM local time. The Company is looking to fill permanent full-time and part-time openings in the roles of store managers, assistant store managers, cashiers and stocking associates, as well as seasonal holiday help.

Interested applicants are encouraged to visit a Dollar Tree or Family Dollar store during the one-day event or can apply online at www.DollarTree.com/careers and www.FamilyDollar.com/careers.

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, now operates more than 15,000 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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